Exhibit (i)

October 28, 2014

James Advantage Funds

1290 Broadway, Suite 1100

Denver, Colorado 80203

Re:	James Advantage Funds
Post-Effective Amendment No. 34 (1933 Act)
as filed with the Commission on October 28, 2014 (the “Registration Statement”)

Gentlemen:

We have acted as counsel for the James Advantage Funds, an Ohio business trust (the “Trust”), in connection with the registration by the Trust of shares of beneficial interest, no par value (the “Shares”), of the classes (the “Classes”) of the funds listed on Exhibit A attached hereto (the “Funds”), each a series of the Trust, described in the above-referenced filing.

The Trust is authorized to issue an unlimited number of shares of beneficial interest. The Board of Trustees of the Trust (the “Board of Trustees”) has the power to classify and reclassify any unissued shares of beneficial interest into one or more classes of shares and to classify or reclassify any class of shares into one or more series of shares. You have asked for our opinion on certain matters relating to the Shares. The Board of Trustees has previously authorized the issuance of the Shares to the public.

We have reviewed the Trust’s Agreement and Declaration of Trust, as amended, its Bylaws, as amended, resolutions adopted by its Board of Trustees and shareholders, and such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Ohio, and the federal law of the United States of America.

We have also assumed the following for this opinion:

1.             The Shares have been, and will continue to be, issued in accordance with the Trust’s Agreement and Declaration of Trust, as amended, and Amended Bylaws, as amended, and resolutions of

1550 17th Street, Suite 500    ¡    Denver, CO 80202    ¡    303 892 9400    ¡    fax 303 893 1379    ¡    DGSLAW.COM

James Advantage Funds

October 28, 2014

the Trust’s Board of Trustees and shareholders relating to the creation, authorization and issuance of the Shares.

2.             The Shares have been, or will be, issued against consideration therefor as described in the Trust’s prospectuses relating thereto, and that such consideration was, or will be, per share in each case at least equal to the applicable net asset value.

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Trust of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Trust; and (ii) purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

We hereby consent to all references to this firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This consent does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the references to our firm in the Registration Statement, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP

Exhibit A

List of Funds

Funds & Classes

James Balanced: Golden Rainbow Fund – Retail Class

James Balanced: Golden Rainbow Fund – Institutional Class

James Small Cap Fund

James Mid Cap Fund

James Long-Short Fund

James Micro Cap Fund